CVS CAREMARK EXTENDS TENDER OFFER FOR LONGS DRUG STORES SHARES BY ONE DAY

77.55% Tendered – Including Tenders Subject to Guaranteed Delivery

Extension To Allow Time for Delivery of Shares Tendered Pursuant to Procedures for Guaranteed Delivery

Woonsocket, RI, October 17, 2008 – CVS Caremark Corporation (NYSE: CVS) announced today that it has extended the expiration for its tender offer to purchase all of the outstanding common stock of Longs Drug Stores Corporation (NYSE: LDG), at a price of $71.50 per share in cash, until 6:00 p.m., New York City time, on October 17, 2008.  All other terms and conditions of the tender offer remain unchanged.

As of 9:00 p.m. on October 16, 2008 (the date on which the tender offer was scheduled to expire), approximately 28,127,479 shares have been tendered and not withdrawn pursuant to the tender offer, including 5,280,942 shares guaranteed to be delivered within the next three New York Stock Exchange trading days.  The shares tendered and not withdrawn represent approximately 77.55% of the outstanding shares, including the shares guaranteed to be delivered, which represent approximately 14.56% of the outstanding shares.

CVS Caremark has extended the tender offer to allow the shares subject to guaranteed delivery procedures to be delivered to ensure that at least two-thirds of Longs’ outstanding shares are delivered prior to expiration of the tender offer.  If, following the scheduled expiration of the offer on Friday, October 17, CVS Caremark accepts the tendered shares for payment, CVS Caremark will deposit the funds for payment with the depositary on Monday, October 20.

“We are extremely pleased that Longs shareholders have determined to tender more than 77% of Longs shares into our offer,” said Tom Ryan, Chairman, President and CEO of CVS Caremark.  “We are extending our tender offer merely to ensure completion of the share delivery process, and we look forward to closing the transaction.”

About CVS Caremark

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 6,300 CVS/pharmacy stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations section of the Company’s Web site, at www.cvscaremark.com/investors, as well as through the press room section of the Company's Web site, at www.cvscaremark.com/newsroom.

Forward-looking statements

This announcement contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this announcement, among others:  (1) macroeconomic conditions and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies; (2) regulatory and litigation matters and risks; (3) legislative developments; (4) changes in tax and other laws and the effect of changes in general economic conditions; (5) the risk that a condition to closing of the transaction may not be satisfied; and (6) other risks to consummation of the transaction.

Additional Information and Where to Find it

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Longs' common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) filed by CVS Caremark with the Securities and Exchange Commission (SEC) on August 18, 2008. Longs filed a solicitation/recommendation statement with respect to the tender offer on Schedule 14D-9 on August 18, 2008. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer and Longs' Board of Directors recommendation of the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Investors and stockholders can obtain a free copy of these materials and other documents filed by CVS Caremark or Longs with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer materials may also be obtained for free by contacting the information agent for the tender offer, Morrow & Co., at (203) 658-9400 or (877) 366-1576 (toll-free). The solicitation/recommendation statement and related materials may also be obtained for free by contacting (925) 979-3979.

Contacts:

Investors:
Nancy Christal, Senior Vice President, Investor Relations
(914) 722-4704

Media:
Eileen Howard Dunn, Senior Vice President, Corporate Communications & Community Relations
(401) 770-4561

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